Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

SLF

March 20, 2008

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Sir(s):

We are the former independent auditors for Euoko Inc. We have read the disclosure in the section "Changes In Registrant's Certifying Accountant" as included in Item 4.01 of Euoko Group Inc's Form 8-K/A to be filed on or about March 20, 2008 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

Schwartz Levitsky Feldman llp

Schwartz Levitsky Feldman llp

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663